Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Jennifer Strasburg Weber Shandwick 415.449.0125 jstrasburg@webershandwick.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS PRELIMINARY THIRD QUARTER 2006 RESULTS AND 2007 GUIDANCE;
ANNOUNCES VOLUNTARY REVIEW OF PAST STOCK OPTION GRANTING PRACTICES
Expects to Restate Historical Financial Statements to Reflect Non-Cash Stock Option Expense

EMERYVILLE, Calif. - November 7, 2006 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced preliminary results for the third quarter ended October 1, 2006, which included 13 weeks, and financial targets for fiscal year 2007. The preliminary third quarter results and 2006 and 2007 earnings forecasts are subject to any adjustments that may result from the review of the Company's past stock option granting practices described in this release. The Company also announced that it expects to restate historical financial statements to reflect non-cash stock option expense.

Preliminary Third Quarter Results and Fourth Quarter Outlook

For the quarter ended October 1, 2006, net revenue increased 18.7 percent to $50.9 million from $42.9 million for the corresponding period of fiscal 2005. Through the first three quarters of fiscal year 2006, net revenue increased 20.6 percent, to $150.3 million from $124.6 million a year ago.

The Company expects fourth quarter revenue growth to be in the 20 to 21 percent range, resulting in full year 2006 revenue growth in this same range. On November 1, 2006, the Company raised prices on some drink and baked good items in its retail stores in amounts equivalent to about a 1.8 percentage point increase on the Company’s total sales, based on historical sales mix. This increase was taken primarily to offset increased coffee costs.

Preliminary earnings for the quarter were $1.4 million or $0.10 per share. Year-to-date, preliminary earnings were $5.5 million or $0.38 per share. These preliminary results reflect accounting for stock options but are subject to any adjustments that may result from a review of the Company’s past stock option granting practices.

If not for the option review, the Company would expect fourth quarter earnings from ongoing operations to be approximately $0.25 per share. However, reported earnings will be reduced by the costs associated with conducting the stock option review and any adjustments for past stock option grants that may result from the review.

“Our preliminary results for the third quarter were right on track with our previous guidance,” said Patrick O’Dea, president and CEO of Peet's Coffee & Tea. “The fourth quarter is also on track as we launched our annual holiday program just last week and we are in the midst of our most productive new store quarter ever with 10-12 new stores opening before year’s end.”

2007 Financial Targets

The Company announced its 2007 revenue growth target of 20 to 23 percent and its expectation of opening between 30 and 35 new stores during the year. Additionally, the Company provided 2007 preliminary earnings per share guidance, excluding any effects of the stock option review, of between $0.70 and $0.73.

Mr. O’Dea said “We’re excited with the momentum we have entering 2007. We expect to get off to a quick start in our retail business with 6 to 8 new stores in the first quarter. Additionally, the investments we are making in a new roasting facility, people and improved operating systems bode well for our performance in 2008 and beyond.”

Review of Past Stock Option Granting Practices; Anticipated Restatement of Previously Issued Financial Statements

The Company also announced today that on October 20, 2006, the Board of Directors appointed an Option Review Committee consisting of two independent directors to oversee a review of the Company’s past stock option granting practices. This voluntary review was initiated in light of the recent media coverage regarding stock option granting practices of other publicly traded companies. This review involves examination of past stock option grants including those prior to the Company’s initial public offering in January 2001. The Committee is conducting this review with the assistance of independent legal counsel and accounting advisors. The Committee, on the Company’s behalf, has voluntarily contacted the Securities and Exchange Commission staff to inform them about the ongoing review.

The Option Review Committee has not completed its factual investigation nor reached any conclusions, but it has discussed with the Audit Committee in general terms the information it has obtained through the interviews and document reviews completed to date. Following these discussions, Bill Jesse, Chairman of the Audit Committee, said “Although we recognize there remains a significant amount of factual review yet to be done by the Option Review Committee and new information could be discovered at any time, the preliminary information that has been shared with us to date does not suggest to me that there was any purposeful misconduct by persons involved in the Company’s past stock option grants.”

Although the Option Review Committee’s review is ongoing, the Audit Committee has concluded the Company will most likely need to restate its historical financial statements to record additional non-cash stock-based compensation expense as a result of errors in recording the measurement date for certain stock option grants. Any additional stock-based compensation expense recorded will not affect the Company's cash position or reported revenue for the third quarter of 2006 or any previous periods. Accordingly, the Company advises that its financial statements and related communications for periods commencing on or after January 1, 1996 should not be relied upon until the Option Review Committee completes its review and any adjustments that may result from the review of certain stock option grants have been determined and reflected in restated historical financial statements.

The Company does not expect to be in a position to announce final financial results for the third quarter until the Option Review Committee has completed its review. At this time, the Company does not expect to file its Form 10-Q for the third quarter by the November 13, 2006 due date.

2006 Preliminary Financial and Operating Summary

Retail revenue increased 19.6 percent to $34.4 million for the quarter ended October 1, 2006 from $28.7 million for the corresponding period of fiscal 2005. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores. The Company opened 6 stores in the quarter.

Specialty sales revenue increased 16.9 percent to $16.5 million, compared to $14.1 million last year. Within specialty sales, the grocery business grew 24.4 percent over last year, with existing grocery customers accounting for the majority of the increase. The home delivery business grew 11.8 percent and the foodservice and office business grew 8.7 percent during the quarter compared to the same period last year.

During the quarter, the Company closed six company-operated kiosks in Larry’s Markets in Seattle due to the bankruptcy of Larry’s. This resulted in a charge of $0.2 million, or $0.01 per share, and lowered specialty sales revenue growth by 1.1 percentage points in the quarter.

Cost of sales and related occupancy costs increased to 47.1 percent of total net revenue from 45.9 percent for the corresponding quarter last year. The increase over last year was due to higher green coffee costs, an increased number of new stores, which have higher occupancy expenses on a lower sales base, and the expensing of stock options, partially offset by a grocery pricing increase in October 2005.

Operating expenses as a percentage of net revenue increased to 36.3 percent from 34.7 percent for the corresponding quarter last year. The increase was driven by the expensing of stock options in 2006 (0.7 percentage points), higher retail operating expenses due to new stores opened in the last 12 months and higher operating costs to support existing stores.

Depreciation and amortization expenses increased to $2.2 million from $1.9 million for the corresponding quarter last year. The increase was primarily due to the opening of 22 new retail stores in the last 12 months.

General and administrative expenses increased to $3.5 million from $2.1 million for the same period last year primarily due to costs associated with the growth of the business and $0.6 million of stock option expense in 2006.

The Company ended the quarter with cash and cash equivalents plus investments of $47.4 million.

Peet’s Coffee & Tea, Inc. Q3 2006 Conference Call
The company will report its third quarter 2006 earnings results via conference call on Tuesday, November 7, 2006. The teleconference call will begin at 2 p.m. PST/5 p.m. EST.

The teleconference can be accessed by calling 1-800-565-5442, using access code 1344798. The call will be simultaneously Webcast on Peet’s Web site at http://investor.peets.com/Medialist.cfm. A replay of the teleconference will be available two hours after the end of the call through midnight EST on November 14, 2006, at 1-888-203-1112 or 719-457-0820, using access code 1344798. It will also be archived at http://investor.peets.com/Medialist.cfm through November 7, 2007.

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif., in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

##

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to 2006 fourth quarter and 2006 and 2007 full-year revenue and earnings per share, new store growth, stock-based compensation expense estimates and the Company’s expectations with respect to the review of its past stock option granting practices. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123R; the outcome of the stock option review; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.
(Preliminary)
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005

Retail stores	$34,350	$28,719	$101,331	$84,577
Specialty sales	16,523	14,135	48,938	39,988
Net revenue	50,873	42,854	150,269	124,565

Cost of sales and related occupancy expenses	23,962	19,671	69,538	56,568
Operating expenses	18,485	14,868	53,811	42,731
Marketing and advertising expenses	958	1,103	3,145	2,675
Depreciation and amortization expenses	2,216	1,864	6,295	5,365
General and administrative expenses	3,549	2,122	10,585	6,432
Total costs and expenses from operations	49,170	39,628	143,374	113,771

Income from operations	1,703	3,226	6,895	10,794

Interest income	589	421	1,968	1,176

Income before income taxes	2,292	3,647	8,863	11,970

Income tax provision	895	1,431	3,377	4,723

Net income	$1,397	$2,216	$5,486	$7,247

Net income per share:
Basic	$0.10	$0.16	$0.40	$0.53
Diluted	$0.10	$0.15	$0.38	$0.50

Shares used in calculation of net income per share:
Basic	13,670	13,949	13,801	13,754
Diluted	14,316	14,658	14,484	14,421

PEET’S COFFEE & TEA, INC.
(Preliminary)
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	October 1,	January 1,
	2006	2006

ASSETS

Current assets
Cash and cash equivalents	$8,457	$20,623
Short-term marketable securities	31,913	32,453
Accounts receivable, net	6,036	5,152
Inventories	22,887	16,148
Deferred income taxes	1,633	1,514
Prepaid expenses and other	6,408	3,372
Total current assets	77,334	79,262

Long-term marketable securities	6,990	16,890
Property and equipment, net	57,597	46,313
Other assets, net	7,499	5,434

Total assets	$149,420	$147,899

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$13,024	$8,553
Accrued compensation and benefits	5,575	5,563
Deferred revenue	2,920	3,415
Total current liabilities	21,519	17,531

Deferred income taxes	1,726	1,759
Deferred lease credits and other long-term liabilities	3,071	2,537
Total liabilities	26,316	21,827

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,491,000 and 13,902,000 shares	90,757	99,273
Accumulated other comprehensive loss, net of tax	(14)	(76)
Retained earnings	32,361	26,875

Total shareholders' equity	123,104	126,072

Total liabilities and shareholders' equity	$149,420	$147,899

Presentation of Preliminary Non-GAAP Financial Measures
The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of FAS 123R to all periods presented. This pro-forma non-GAAP financial information includes financial measures which the Company reconciles to the results reported in accordance with GAAP. The Company believes that pro-forma non-GAAP reporting for prior periods, giving effect to the adjustments shown in the reconciliation below, is useful to investors to permit them to compare the Company's results to prior periods using consistent assumptions regarding stock-based compensation. In addition, the Company believes that its competitors report similar non-GAAP financial information and, as a result, investors, analysts and others in the investment community expect such information to be reported as it allows them to better compare the Company's results with those of its competitors. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

The following table does not reflect any change in accounting for stock options that may result from our review of past stock option granting practices.

	Thirteen weeks ended			Thirty-nine weeks ended
	Oct. 1, 2006	Oct. 2, 2005		Oct. 1, 2006	Oct. 2, 2005
	(Preliminary)	(Pro Forma)		(Preliminary)	(Pro Forma)
Net income before stock-based compensation	$2,078	$2,216	(a)	$7,581	$7,247	(a)
Stock-based compensation expense, net of tax	(681)	(766)		(2,095)	(3,247)
Net income	$1,397	$1,450	(b)	$5,486	$4,000	(b)

Basic net income per share:
Net income before stock-based compensation	$0.15	$0.16	(a)	$0.55	$0.53	(a)
Stock-based compensation, net of tax	(0.05)	(0.06)		(0.15)	(0.24)
Basic net income per share	$0.10	$0.10	(b)	$0.40	$0.29	(b)

Diluted net income per share:
Net income before stock-based compensation	$0.15	$0.15	(a)	$0.53	$0.50	(a)
Stock-based compensation, net of tax	(0.05)	(0.05)		(0.15)	(0.22)
luted net income per share	$0.10	$0.10	(b)	$0.38	$0.28	(b)

(a)	Represents net income and basic and diluted net income per share for the 2005 period under GAAP as reported in the Company’s filings with the Securities and Exchange Commission.
(b)
Represents pro-forma non-GAAP net income and basic and diluted net income per share for the 2005 period as if the Company had applied the fair value recognition provisions of SFAS 123R to prior quarters.